                           CERTIFICATE OF AMENDMENT
                                    TO THE
                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                    AUTOMATED MEDICAL LABORATORIES, INC.

                                 ----------

TO:  THE DEPARTMENT OF STATE
     STATE OF FLORIDA

     Pursuant to the provisions of Section 607.187 of the Florida
General Corporation Act the undersigned corporation executes the fol-lowing Certificate of Amendment to its Restated Certificate of incor-poration:

     1. The name of the corporation is AUTOMATED MEDICAL LABORATORIES, INC.

     2. The following amendment to the Restated Certificate of Incorpora-tion was adopted by the board of directors on May 12, 1982 and thereafter duly adopted by the shareholders on August 4, 1982, which increased the authorized capital stock, common stock, $.01 par value per share, from 4,000,000 shares to 8,000,000 shares of common stock.

          RESOLVED, that Article III of the Restated Certificate of Incorporation of the Company, be and hereby is amended to read in its entirety as follows:

          "The aggregate number of shares which the Corporation shall have authority to issue is 8,000,000 shares of Common Stock, $.01 par value. The Corporation may issue and deliver unissued or treasury shares, options, rights or securities having conversion or option rights whether presently or hereafter authorized, in such manner and for consideration as from time to time may be fired by the Board of Directors, without first offering them to existing Share-holders. The Board of Directors may accept property, labor or other payment for shares of capital stock at a just valuation fixed by the Board of Directors. The stock of the Corporation shall not be asses-sable, nor shall the holders thereof or their property be liable for the debts of the Corporation, to any extent whatever."

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     3.  The effective date of this Certificate of Amendment to the
Restated Certificate of Incorporation shall be the date the same are filed with the Department of State in accordance with Chapter 607 of the Florida General Corporation Act.

                                AUTOMATED MEDICAL LABORATORIES, INC.

                                  /s/ Thomas K. Langbein
                                By----------------------------------
                                  THOMAS K. LANGBEIN, President

                                /s/ Mili Lamas
                                ------------------------------------
                                MILI LAMAS, Secretary

Subscribed at Miami, Florida this 4th day of August, 1982.

     The foregoing Certificate of Amendment to the Restated Certificate of Incorporation was acknowledged before me this 4th day of August, 1982.

                                /s/ Mili Lamas
                                -------------------------------------
                                MILI LAMAS, Secretary

STATE OF FLORIDA    )
                    :ss.:
COUNTY OF DADE      )

     On this 4th day of August, 1982, before me personally appeared MILI LAMAS to me known to be the SECRETARY of AUTOMATED MEDICAL LABORA-TORIES, INC. and who executed the foregoing for the purpose therein contained.

                                /s/ Carolyn M. Diaz
                                -------------------------------------
                                NOTARY PUBLIC

                                NOTARY PUBLIC.  STATE OF FLORIDA AT LARGE
                                MY COMMISSION EXPIRES July 4 1983
                                BONDED THROUGH MUROSIO-ASHTON, INC.